As filed with the Securities and Exchange Commission on November 30, 2022
Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement

under

The Securities Act of 1933

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	02-0636095 (I.R.S. employer identification no.)
2116 South 17th Street Mattoon, Illinois 61938 (Address of principal executive offices, including zip code)

Inducement Restricted Stock Grant

Inducement Performance Restricted Stock Grant

(Full title of each plan)

J. Garrett Van Osdell
Chief Legal Officer
Consolidated Communications Holdings, Inc.
2116 South 17th Street
Mattoon, Illinois 61938
(Name and address of agent for service)

(217) 235-3311
(Telephone number, including area code, of agent for service)

With a copy to:

Alex B. Young
ArentFox Schiff LLP
233 South Wacker Drive
Suite 7100
Chicago, Illinois 60606
(312) 258-5500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer☐ Non-accelerated filer☐ Do not check if a smaller reporting company)	Accelerated filer☒ Smaller reporting company☐ Emerging growth company☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the rules and regulations of the Securities and Exchange Commission (the Commission). The documents containing the information specified in Part I of Form S-8 will be delivered to the individual covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the Securities Act).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021;
(b)	All other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act), since December 31, 2021; and
(c)

The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A (File No. 000-51446), filed with the Commission on July 19, 2005, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the Exchange Act), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 (Section 145) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the DGCL), provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the directors’ duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant’s amended and restated certificate of incorporation provides that, to the fullest extent permitted by the DGCL and except as otherwise provided in the Registrant’s amended and restated bylaws, none of the Registrant’s directors will be liable to the Registrant or its stockholders for monetary damages for a breach of fiduciary duty. In addition, the Registrant’s amended and restated certificate of incorporation permits indemnification of any person who was or is made, or threatened to be made, a party to any action, suit or other proceeding, whether criminal, civil, administrative or investigative, because of his or her status as a director or officer of the Registrant, or service as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at the Registrant’s request to the fullest extent authorized under the DGCL against all expenses, liabilities and losses reasonably incurred by such person. Further, the Registrant’s amended and restated bylaws provide that such indemnification must be provided to directors and officers, and further provide that the Registrant may purchase and maintain insurance on the Registrant’s own behalf and on behalf of any other person who is or was a director, officer or agent of the Registrant or was serving at the Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

In addition, the Registrant has entered into customary indemnification agreements with each of the Registrant’s directors and officers.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit	Location
4.1	Form of Amended and Restated Certificate of Incorporation.	Exhibit 3.1 to Amendment No. 7 to the Registrant’s Registration Statement on Form S-1 dated July 19, 2005.
4.2	Certificate of Amendment of the Amended and Restated Certificate of Incorporation.	Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated May 4, 2011.
4.3	Amended and Restated Bylaws, as amended.	Exhibit 3.2 to the Registrant’s Current Report on Form 8-K dated June 29, 2014.
4.4	Restricted Stock Grant Agreement by and between the Company and Fred A. Graffam III.	Filed herewith.
4.5	Performance Restricted Stock Grant Agreement by and between the Company and Fred A. Graffam III.	Filed herewith.
5	Opinion of ArentFox Schiff LLP.	Filed herewith.
23.1	Consent of Ernst & Young LLP.	Filed herewith.
23.2	Consent of ArentFox Schiff LLP (contained in the Opinion filed as Exhibit 5).	Filed herewith.
24	Powers of Attorney (contained on the signature pages hereto).	Filed herewith.
107	Filing Fee Table.	Filed herewith.

Item 9.  Undertakings.

The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mattoon, State of Illinois, on the 30th day of November, 2022.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.
By:	/s/ J. Garrett Van Osdell J. Garrett Van Osdell Chief Legal Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes C. Robert Udell and J. Garrett Van Osdell, and each of them, his true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments (including any post-effective amendments and supplements) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and to all intents and purposes such person might or could do in person, hereby ratifying and confirming all that said attorneys-in fact and agents may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 30th day of November, 2022.

Signature	Title	Date
/s/ C. Robert Udell, Jr. C. Robert Udell, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)	November 30, 2022
/s/ Steven L. Childers Steven L. Childers	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 30, 2022

/s/ Robert J. Currey Robert J. Currey	Chairman of the Board	November 30, 2022
/s/ Andrew S. Frey Andrew S. Frey	Director	November 30, 2022

/s/ David G. Fuller David G. Fuller	Director	November 30, 2022
/s/ Thomas A. Gerke Thomas A. Gerke	Director	November 30, 2022
/s/ Roger H. Moore Roger H. Moore	Director	November 30, 2022
/s/ Maribeth S. Rahe Maribeth S. Rahe	Director	November 30, 2022
/s/ Marissa M. Solis Marissa M. Solis	Director	November 30, 2022